Exhibit 99.1

Socket Media Contact:	Editorial Contact:
Krista Rogers	Catherine Koo or Nicole Wasowski
Marketing Communications Specialist	Lewis PR
(510) 933-3055	(415) 992-4400
krista@socketmobile.com	socketmobile@lewispr.com

Socket Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Strengthens Balance Sheet with Common Stock
Private Placement of $1.05 Million

NEWARK, Calif., - May 20, 2009 - Socket Mobile, Inc. (NASDAQ: SCKT) today announced it has entered into a definitive agreement to complete a common stock private placement of approximately $1,052,215. The proceeds will be used to increase the Company's working capital balances. Net proceeds from the financing after placement agent costs and expenses are expected to be approximately $999,604.

Charlie Bass, Chairman of the Board of the Company, and Kevin Mills, President and CEO of the Company, are participating in the private placement. A total of 250,000 shares of common stock will be issued to these management participants at $2.00 per share, the closing bid price of the common stock on the Nasdaq Capital Market one day prior to the execution of the definitive agreement, for a total investment by management of $500,000.

The Company will also issue 306,786 shares of common stock to accredited investors not affiliated with the Company at $1.80 per share, 90 percent of the closing bid price of the common stock on the Nasdaq Capital Market one day prior to the execution of the definitive agreement, for a total investment by accredited investors of approximately $552,215. These accredited investors will also receive five-year warrants to purchase an additional 61,356 shares of common stock at $1.80 per share.

Security Research Associates, an investment banking firm, is acting as placement agent for the transaction. In addition to receiving a cash placement agent fee, Security Research Associates will receive a five-year warrant to purchase 27,839 shares of common stock at $1.80 per share. The Company is obligated to file a registration statement with the Securities Exchange Commission registering the resale of the shares of common stock sold in the private placement and the common stock issuable upon exercise of the accredited investor and placement agent warrants.

About Socket Mobile, Inc.

Socket makes mobility computing and productivity work. The Company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The Company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements which may affect Socket's future operating results and financial position. Such statements, including, but not limited to, those regarding the anticipated closing of the private placement and the anticipated use of the net proceeds therefrom, are subject to risks and uncertainties that could cause Socket's actual results and financial position to differ materially. Some of these risks and uncertainties include the failure of the investors to comply in all material respects with all covenants and conditions required by the definitive agreement (including the investors' obligation to deliver the purchase price in connection with the private placement) and other risks and uncertainties described under "Risk Factors" in Socket's Securities and Exchange Commission Filings, including its annual report on Form 10-K for the year ended December 31, 2008. Socket assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2009 Socket Mobile, Inc. All rights reserved.

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